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                                                                   Exhibit 10(a)

INDEPENDENT AUDITORS' CONSENT

Mercury Asset Management Master Trust:

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 811-09049 of our reports dated July 19, 1999 appearing in the annual reports to shareholders of the following Portfolios, each a Series of the Mercury Asset Management Master Trust, for the following periods:

Mercury Master International Portfolio              October 30, 1998 (commencement of operations) to May 31, 1999
Mercury Master Pan-European Growth Portfolio        October 30, 1998 (commencement of operations) to May 31, 1999
Mercury Master U.S. Large Cap Portfolio             January 29, 1999 (commencement of operations) to May 31, 1999
Mercury Master Gold and Mining Portfolio            February 26, 1999 (commencement of operations) to May 31, 1999

Deloitte & Touche LLP
Princeton, New Jersey
September 7, 1999